Exhibit 99.1

Janus Henderson Announces Receipt of Required Regulatory Approvals and
Client Consents following Resounding Shareholder Approval of the Trian and General
Catalyst Take-Private Transaction

Anticipates June 30, 2026 Closing Date

June 18, 2026

LONDON -- Janus Henderson Group plc (NYSE: JHG; “Janus Henderson”, or the “Company”) today announced that it has secured the regulatory approvals and client consents required to complete its previously announced take-private transaction with Trian Fund Management, L.P. and its affiliated funds (“Trian”), and General Catalyst Group Management, LLC and its affiliated funds (“General Catalyst”). The receipt of required regulatory approvals and client consents represents a significant milestone toward the completion of the transaction with Trian and General Catalyst following the earlier announced resounding shareholder approval.

The take-private transaction with Trian and General Catalyst is expected to close on June 30, 2026, subject to the continued satisfaction of all closing conditions under the definitive agreement for the transaction.

At the closing, pursuant to the definitive agreement for the transaction dated December 21, 2025, as amended, holders of Janus Henderson shares not already owned or controlled by Trian will be converted into a right to receive $52.00 per share in cash. Upon completion of the transaction, Janus Henderson will become a privately held company, and its ordinary shares will be delisted from the NYSE.

Trian and General Catalyst have great respect for the Janus Henderson team and are excited to partner with them to invest in growth, as a private company for the benefit of its clients.

Forward Looking Statements

Certain statements in this press release not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur, the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson’s business, that the proposed transaction generally may involve unexpected costs, liabilities or delays, that the business of Janus Henderson may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser, that Janus Henderson may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Janus Henderson’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time.

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of March 31, 2026, Janus Henderson had approximately US$480 billion in assets under management, more than 2,000 employees, and offices in 26 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the New York Stock Exchange.

About Trian

Trian is a leading investment company with decades of experience bringing an entrepreneurial spirit, deep operational expertise, and an ownership mentality across its public and private investments. Trian's team is a collection of founders, operators, and investors who have served on boards and transformed some of the world's leading and most iconic companies. Trian’s approach is to invest in high-quality businesses with untapped potential and work closely with leadership teams to drive sustainable long-term shareholder value.

About General Catalyst

General Catalyst is a global investment and transformation company with venture at its core. We meet the most ambitious founders where they are from seed to growth stage and beyond to drive resilience and applied AI. With offices in San Francisco, New York City, Boston, Berlin, Bangalore, London, and Washington, D.C., we support entrepreneurs with a long-term view who challenge the status quo and give them access to insanely powerful advantages. General Catalyst has supported the growth of 800+ businesses, including Airbnb, Anduril, Anthropic, Applied Intuition, Commure, Glean, Guild, Gusto, Helsing, Hubspot, Kayak, Livongo, Mistral, Ramp, Samsara, Snap, Stripe, Sword, and Zepto.

Investor enquiries:

Jim Kurtz

Head of Investor Relations

+1 303 336 4529

jim.kurtz@janushenderson.com

Media enquiries:

Candice Sun
Global Head of Corporate Communications
+1 303 336 5452
candice.sun@janushenderson.com